LAS VEGAS, NEVADA, March 22, 2012 -- American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the fourth quarter and year ended December 31, 2011.

Net revenue was $81.3 million for the fourth quarter ended December 31, 2011 compared to $79.0 million for the fourth quarter of 2010, an increase of 2.9%. ACEP reported a fourth quarter Net Loss of $7.0 million compared to a Net Loss of $17.4 million in the fourth quarter of 2010. Adjusted EBITDA increased 10.6% to $13.6 million for the fourth quarter of 2011 compared to $12.3 million for the fourth quarter of 2010. Adjusted EBITDA Margin also improved to 16.7% compared to 15.6% in 2010. For the year ended December 31, 2011, Adjusted EBITDA was $66.7 million compared to $63.4 million in 2010.

The Stratosphere – Stratosphere’s net revenue increased 8.1% on a 7.3% increase in casino revenue and a 22.1% increase in hotel revenue. The overall increases in visitation and hotel performance in Las Vegas along with the new room product and active player development program at Stratosphere have enabled the property to increase average daily room rates, occupancy, casino, and food and beverage revenue per occupied room.

Arizona Charlie’s – The Las Vegas local market is showing signs of economic improvement in the areas of tourism and taxable sales but continues to be impacted by high unemployment and declining home values. Heavy promotional activity by our competitors continues to dominate the Las Vegas local market. The Arizona Charlie’s net revenue decreased 2.4% in the fourth quarter. Most of the decline occurred in casino and food and beverage revenues at our Boulder property. Both properties saw improved performance by the hotels.

The Aquarius – In 2011, Aquarius has been negatively impacted by construction on Casino Drive, the main road through the Laughlin resort corridor. Construction on Casino Drive was temporarily stopped in July and the construction barriers removed. Construction resumed in late September and continued through the fourth quarter. Aquarius’ net revenues were essentially flat year-over-year for the three months ended December 31, 2011.

Financial Statistics as of December 31, 2011:

• Cash	$ 74.2 million

• Book value of Debt, including capital leases, net of unamortized discount	$344.3 million

• Capital expenditures	$15.5 million

Conference Call Information:

We will hold our fourth quarter 2011 earnings conference call, Thursday, March 22, 2012 at 9:00 AM Pacific Time (10:00 AM Mountain, 11:00 AM Central, 12:00 PM Eastern). To attend, dial 888-510-1786 (US/Canada toll-free). The pass code is 9807314. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended	Three months ended	Year ended	Year ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$49.1	$48.8	$202.2	$205.0
Hotel	14.7	12.5	64.0	55.9
Food and beverage	16.5	16.0	68.4	67.1
Tower, retail, entertainment and other	7.4	7.7	32.0	33.1
Gross revenues	87.7	85.0	366.6	361.1
Less promotional allowances	6.4	6.0	24.7	24.3
Net revenues	81.3	79.0	341.9	336.8

Costs and expenses:
Casino	16.2	16.2	66.1	66.3
Hotel	7.9	7.7	34.3	33.3
Food and beverage	12.7	11.9	51.3	50.5
Other operating expenses	2.8	3.2	12.0	13.1
Selling, general and administrative	28.3	32.4	112.5	116.1
Pre-opening costs	-	-	-	0.3
Depreciation and amortization	9.0	13.6	39.1	46.4
Impairment of assets	0.3	-	0.3	2.0
Total costs and expenses	77.2	85.0	315.6	328.0
Income from operations	$4.1	$(6.0)	$26.3	$8.8

EBITDA Reconciliation:
Net income (loss)	$(7.0)	$(17.4)	$(20.3)	$(36.7)
Interest income	-	-	-	-
Interest expense	11.1	11.4	45.2	45.6
Depreciation and amortization	9.0	13.6	39.1	46.4
EBITDA	$13.1	$7.6	$64.0	$55.3

Numbers may vary due to rounding.

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	Three months ended	Three months ended	Year ended	Year ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net income (loss)	$(7.0)	$(17.4)	$(20.3)	$(36.7)
Interest income	-	-	-	-
Interest expense	11.1	11.4	45.2	45.6
Depreciation and amortization	9.0	13.6	39.1	46.4
(Gain) loss on disposal of assets	(0.1)	4.3	(0.1)	4.3
Pre-opening costs	-	-	-	0.3
Management fee - related party	0.3	0.4	1.1	1.5
Impairment of assets	0.3	-	0.3	2.0
Loss on debt redemption	-	-	1.4	-
Adjusted EBITDA	$13.6	$12.3	$66.7	$63.4
Adjusted EBITDA Margin	16.7%	15.6%	19.5%	18.8%

Numbers may vary due to rounding.

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended	Three months ended	Year ended	Year ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(in millions)		(in millions)
WPU - Slots
Stratosphere	102.76	87.99	101.14	86.08
Decatur	112.07	112.92	117.60	118.51
Boulder	72.27	72.19	72.87	76.85
Aquarius	124.65	119.35	126.27	127.21
Consolidated	104.90	100.09	106.49	103.97

WPU - Tables
Stratosphere	724.64	618.07	699.62	686.22
Decatur	543.48	543.48	593.61	592.53
Boulder	399.60	362.32	356.29	410.96
Aquarius	407.10	448.16	484.07	505.31
Consolidated	552.72	526.98	577.33	588.16

ADR
Stratosphere	55.11	44.12	51.14	42.86
Decatur	47.81	44.04	45.37	45.60
Boulder	42.88	40.46	41.59	38.73
Aquarius	43.57	41.96	48.38	45.97
Consolidated	51.21	43.41	49.71	43.67

Hotel Occupancy
Stratosphere	77.2	76.6	86.1	84.9
Decatur	53.5	51.0	60.7	49.4
Boulder	42.5	42.6	46.1	42.8
Aquarius	39.6	37.2	46.0	47.2
Consolidated	59.2	58.3	66.7	65.7

Net Revenue
Stratosphere	37.4	34.6	156.2	147.4
Decatur	15.0	15.1	62.1	62.0
Boulder	8.3	8.8	33.8	36.0
Aquarius	20.6	20.5	89.8	91.4
Consolidated	81.3	79.0	341.9	336.8

Numbers may vary due to rounding.

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1.	Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:

Investor Relations

Phyllis Gilland

(702) 380-7777

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